EX (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 39 to Registration Statement No. 333-86067 on Form N-1A of our report dated December 19, 2016, relating to the financial statements and financial highlights of Century Shares Trust and Century Small Cap Select Fund, each a series of Century Capital Management Trust (the “Trust”), appearing in the Annual Report on Form N-CSR of the Trust for the year ended October 31, 2016, and to the references to us under the headings "Financial Highlights" in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado
February 23, 2017